Exhibit 2.2

DATED	MAY 31, 2019

(1)                          FTD, INC.

(2)                           TELEFLORA UK HOLDINGS LTD.

AGREEMENT

for the sale and purchase of shares

in the capital of

FTD UK Holdings Limited

AGREED FORM DOCUMENTS

Director/secretary letter of resignation

TSA

IP License Agreement

Leakage Escrow Agreement

Funds flow memorandum

Shareholder Power of Attorney

AGREEMENT

DATED May 31, 2019

PARTIES

(1)                                 FTD, INC., a Delaware corporation with FED ID 13-37-11271 whose registered office address is at 3113 Woodcreek Drive, Downers Grove, Illinois, United States of America (the “Seller”); and

(2)                                 TELEFLORA UK HOLDINGS LTD., a private company limited by shares incorporated and registered in England and Wales with company number 3454903 whose registered office is at 21 Bedford Square, London, United Kingdom WC1B 3HH (the “Buyer”).

INTRODUCTION

(A)                               The Seller is, at the date of this Agreement, the registered holder of the Shares.

(B)                               The Seller has agreed to sell the Shares and the Buyer has agreed to purchase the Shares upon the terms and subject to the conditions of this Agreement.

AGREEMENT

1.                                      INTERPRETATION

1.1                               In this Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

“Additional Consideration Amount” means an amount equal to 5% per annum of the Share Consideration Amount accruing from and including the Locked Box Date until the Closing Date;

“Affiliate” means, in relation to any Party, any subsidiary undertaking or parent undertaking of that Party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

“Agreed Form” means, in relation to a document, the form of that document which has been negotiated and agreed between the Seller and the Buyer;

“Business Day” means a day (not being a Saturday or a Sunday) on which banks generally are open in London, England and Delaware, USA for the transaction of normal banking business;

“Buyer Rights” has the meaning given to it in clause 11.2;

“Buyer’s Group” means the Buyer and its Affiliates from time to time other than the Target Companies and the expression “member of the Buyer’s Group” shall be construed accordingly;

“Claim” means any claim under or for breach of this Agreement;

“Claimed Amount” has the meaning given to it in clause 2.2 of Schedule 7;

“Closing” means closing of this Agreement and the transactions contemplated by this Agreement, as provided for in clause 5 (Closing) and Schedule 5;

“Closing Date” means the date of this Agreement or, as the context shall require, the date on which Closing takes place;

“Companies Act” means the Companies Act 2006;

“Company” means FTD UK Holdings Limited, of which brief particulars are set out in Schedule 1;

“Consideration” has the meaning given to it in clause 3.1;

“CTA 2010” means the Corporation Tax Act 2010;

“Data Room” means the data room comprising the documents and other information made available by the Seller as listed on the data room index provided to the Buyer on or before the date of this Agreement;

“Default Rate” means the percentage rate per annum which is 4 per cent. higher than LIBOR;

“Determined” has the meaning given to it in clause 1.2 of Schedule 7;

“Due Date” means in respect of any sum payable or obligation to be performed under this Agreement or any of the other Transaction Documents, the day specified for the payment to be made or that obligation to be performed or, if that day is not a Business Day, the next following Business Day;

“Employees” means those individuals employed by the Target Group at the date of this Agreement;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Exchange Rate” means, in respect of a particular currency for a particular date, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published after that date or, where no such rate is published in respect of that currency for such date, at the rate quoted by such financial institution of international repute as the Seller may specify in writing as at the close of business in London on such date;

“Expert” has the meaning given to it in clause 1.2 of Schedule 7;

“FSMA” means the Financial Services and Markets Act 2000;

“FTD Loan” means that certain Third Amended and Restated Promissory Note dated November 5, 2018 in the principal amount of US$48,000,000 entered into by the Company, as payor, in favor of the Seller, as note holder;

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Governmental Entity” means any national, local government, industry or trade body exercising any regulatory, taxing, importing or other governmental power or authority, including securities exchanges and competition authorities;

“HMRC” means Her Majesty’s Revenue & Customs and, in respect of any time before the establishment of Her Majesty’s Revenue & Customs, references to HMRC shall be construed, as the context shall require, to include references to the Inland Revenue and/or Her Majesty’s Customs and Excise;

“I.S. Group” means The I.S. Group Limited, a private limited company incorporated and registered in England and Wales with company number 1419425;

“Income Tax Act” means the Income Tax Act 2007;

“Interflora US” means Interflora, Inc., a Michigan corporation with company number 158177;

“IP License Agreement” means that certain Amended and Restated License Agreement dated as of the Closing Date entered into by and between Florists’ Transworld Delivery, Inc. and Interflora Business Unit as of Closing;

“Leakage” has the meaning given to it in clause 4.3;

“Leakage Claim Expiry Date” has the meaning given to it in clause 4.4(A);

“Leakage Escrow Account” means the interest bearing account in the name of the Leakage Escrow Agent with the following details:

ABA: XXXXXXXX

BNF: XXXXXXXX

Beneficiary Account No: XXXXXXXX

Beneficiary Account Address: XXXXXXXX

For further credit to Acct Name & No: XXXXXXXX

“Leakage Escrow Agent” means U.S Bank National Association;

“Leakage Escrow Agreement” means the escrow agreement in the Agreed Form to be entered into on Closing between the Seller, the Buyer and the Leakage Escrow Agent;

“Leakage Escrow Amount” means US$1,500,000;

“Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise;

“LIBOR” means, in respect of any interest to be paid pursuant to clause 16.9, the applicable Screen Rate as at 11.00 a.m. on the first day on which such interest starts to accrue for sterling and for a period of three months (and, if any such rate is below zero, LIBOR will be deemed to be zero);

“Locked Box Accounts” means the following accounts set forth in Schedule 8:

(a)                                 the individual unaudited balance sheet of the Company and of each of the Subsidiaries as at the Locked Box Date; and

(b)                                 the individual unaudited profit and loss account of the Company and of each of the Subsidiaries for the 3 month period ended on the Locked Box Date;

“Locked Box Claim” means any claim pursuant to clause 4.2 in respect of a breach of clause 4.1 of this Agreement;

“Locked Box Date” means 31 March 2019;

“Losses” in respect of any matter, event or circumstance includes all demands, claims, actions, proceedings, damages, awards, judgments, fines, sanctions, payments, losses, costs, expenses or other Liabilities plus any applicable value added tax (including all interest, penalties and, to the extent reasonably and properly incurred, legal and other professional costs and expenses) arising or incurred in connection with such matter, event or circumstance;

“Material Employees” means all senior management and executive Employees including the heads of each department, the president and the directors;

“Notified Leakage” has the meaning given to it in clause 4.1(A);

“Outstanding Leakage Claim” has the meaning given to it in clause 1.2 of Schedule 7;

“Parties” means the parties to this Agreement and “Party” means either of them;

“Payoff Letter” means a duly executed payoff letter from the Seller setting forth the aggregate amount of indebtedness owing to the Seller from the Company pursuant to the FTD Loan as of the Closing Date and the amount and form of consideration that the Seller has agreed to accept in full satisfaction of all such indebtedness;

“Permitted Leakage” means any amount described or referred to in Schedule 6;

“Properties” means any properties owned or occupied by any member of the Target Group;

“Review Period” has the meaning given to it in clause 2.1 of Schedule 7;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Seller may specify another page or service displaying the relevant rate;

“Security Release Documents” means the release documents in the Agreed Form;

“Seller Related Parties” means the parent undertakings of the Seller, and “Seller Related Party” shall be construed accordingly;

“Seller’s Bank Account” means the bank account of the Seller at XXXXXXXX (account name: XXXXXXXX; account number: XXXXXXXX; ABA number: XXXXXXXX, or such other account as the Seller shall notify the Buyer in writing;

“Seller’s Group” means in respect of the Seller, it and its Affiliates from time to time other than the Target Companies and the expression “member of the Seller’s Group” shall be construed accordingly;

“Seller’s Solicitors” means Jones Day of 21 Tudor Street, London EC4Y 0DJ;

“Share Consideration Amount” means an amount equal to US$59,550,000;

“Shareholder Power of Attorney” has the meaning given to such term in paragraph 1(A)(3) of Schedule 5;

“Shares” means 26,000,002 ordinary shares of £1.00 each in the capital of the Company;

“Subsidiaries” means each of Interflora Holdings Limited, Interflora Investments Limited, Interflora Group Limited and Interflora British Unit, of which brief particulars are set out in Schedule 2;

“Target Companies” or “Target Group” means the Company and the Subsidiaries, “Target Company” means any of them and the expression “relevant Target Company” shall be construed accordingly;

“Third Party Consent” means a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation of any asset, right or property pursuant to clause 10.3;

“tax” or “Tax” or “taxation” or “Taxation” means all forms of taxation, dues, duties, imposts, levies, national insurance contributions and rates of the United Kingdom or any other jurisdiction whenever and wheresoever charged, imposed or deducted, or otherwise payable as a consequence of any direction or order of any Tax Authority, together with all interest, penalties and fines incidental or relating to or arising in connection with any and all such taxes, dues, duties, imposts, levies and rates;

“Tax Authority” or “Taxing Authority” means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

“TSA” means the transitional services agreement in the Agreed Form to be entered into between the Seller and a member of the Target Group on Closing;

“Transaction Documents” means this Agreement, the TSA, the IP License Agreement, the Leakage Escrow Agreement and any other agreement referred to in this Agreement or required to be entered into pursuant to this Agreement;

“Transaction” means the transaction contemplated by this Agreement; and

“Warranties” means the warranties set out in Schedule 3.

1.2                               In this Agreement, unless the context otherwise requires:

(A)                               a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated) or partnership (in each case whether or not having separate legal personality);

(B)                               references to “this Agreement” shall include the Introduction and Schedules to it, which form part of this Agreement, and references to clauses, the Introduction and Schedules are to clauses of and the Introduction and Schedules to this Agreement;

(C)                               the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(D)                               words in the singular shall include the plural and vice versa;

(E)                                a reference to one gender includes all genders;

(F)                                 references to times of the day are to London time unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight;

(G)                               references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term in question;

(H)                              references to “£” or “sterling” are references to the lawful currency from time to time of the United Kingdom;

(I)                                   references to “$” or “US$” are references to the lawful currency from time to time of the United States of America;

(J)                                   words and expressions defined in the Companies Act shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement;

(K)                               references to an “associate” or a “connected person” in relation to another person are references to a person who is an associate of or connected with the other person within the meaning of sections 448 and 1122 of the CTA 2010 or sections 993 or 994 of the Income Tax Act, as appropriate;

(L)                                references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned;

(M)                            unless otherwise specifically provided in this Agreement, references to any monetary sum expressed in a sterling amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this Agreement;

(N)                               where it is necessary to determine whether a monetary limit or threshold set out in Schedule 4 has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than sterling, the value of each such claim shall be translated into sterling at the Exchange Rate on the date of receipt of written notification of the existence of such claim in accordance with Schedule 4;

(O)                               any statement qualified by the expression “to the best of the Seller’s knowledge” or “so far as the Seller is aware” or any similar expression shall mean the actual knowledge of John Dunstan and Rhys Hughes after reasonable enquiry of the Material Employees and directors of the Target Group;

(P)                                 a reference to “includes” or “including” will be construed as “includes without limitation” or “including without limitation” (as the case may be);

(Q)                               general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(R)                               if a period of time is specified and dates from a given day or the day of an act or event, it will be calculated exclusive of that day; and

(S)                                 references to “writing” or “written” include any modes of reproducing words in a legible and non transitory form but, unless provided expressly otherwise, do not include words stored in or displayed on any electronic device, including a computer, tablet, telephone or other communication device.

2.                                      SALE AND PURCHASE

2.1                               The Seller agrees to sell the Shares to the Buyer free from all Encumbrances and with Full Title Guarantee, together with the benefit of all rights attaching to them at any time after the date of this Agreement, including all rights to dividends and other distributions declared, made or paid on or after Closing and the Buyer agrees to purchase the same on and subject to the terms of this Agreement.

2.2                               The Seller undertakes to procure the waiver of all pre-emption and similar rights or other restrictions on transfer over the Shares or any of them that any person may be entitled under the articles of association of the Company or otherwise in relation to the sale and purchase of the same under this Agreement.

2.3                               Nothing in this Agreement shall oblige nor entitle the Seller to sell, or the Buyer to buy, any of the Shares or complete this Agreement unless the sale and purchase of all of the Shares is completed at the same time.

3.                                      CONSIDERATION

3.1                               The purchase price for the Shares shall be an amount equal to the sum of:

(A)                               the Share Consideration Amount; plus

(B)                               the Additional Consideration Amount; less

(C)                               any Notified Leakage,

(the “Consideration”).

3.2                               The Consideration shall be satisfied by the payment by the Buyer at Closing of:

(A)                               the Leakage Escrow Amount into the Leakage Escrow Account;

(B)                               the amount set forth in the Payoff Letter as full satisfaction of the FTD Loan pursuant to the payment instructions set forth in the funds flow memorandum in the Agreed Form; and

(C)                               an amount equal to the Consideration less the amounts set forth in (A) and (B) above pursuant to the payment instructions set forth in the funds flow memorandum in the Agreed Form.

3.3                               Payment of the amounts specified in clause 3.2 in immediately available funds by electronic transfer to the accounts specified in that clause shall constitute an absolute discharge of the obligation of the Buyer in relation to the payment of the Consideration.

4.                                      LOCKED BOX

4.1                               The Seller covenants to the Buyer that in the period from the Locked Box Date up to and including the date of Closing:

(A)                               neither it nor any other member of the Seller’s Group has received or benefitted from or will receive or benefit from any amount of Leakage except for Leakage notified in writing by the Seller to the Buyer in a statement setting out the nature and amount of such Leakage no later than three (3) Business Days prior to Closing (“Notified Leakage”); and

(B)                               no arrangement or agreement has been made or entered into (or will be made or entered into) that has resulted in or will result in it or any member of the Seller’s Group receiving or benefitting from any Leakage other than Notified Leakage.

4.2                               Subject to clause 4.4, clause 4.6, clause 8 and Schedule 4 of this Agreement, in the event of any Leakage that results in a breach of the covenant contained in clause 4.1, the Seller covenants to the Buyer to pay to the Buyer an amount in cash equal (on a £ for £ basis) to the aggregate of:

(A)                               the amount or value of such Leakage actually received or benefitted by the Seller or any member of the Seller’s Group; plus

(B)                               an amount equal to all reasonable costs and expenses properly incurred by the Buyer in recovering the Leakage amount.

4.3                               For the purposes of this Agreement, “Leakage” shall mean any of the following that has occurred after the Locked Box Date but on or before Closing (but in all cases excluding any Permitted Leakage):

(A)                               any management charge, payment for intellectual property rights, head office costs, service fee or other similar fees or compensation that has been levied by or for the benefit of the Seller or any member of the Seller’s Group against any member of the Target Group and any payment of any management charge, payment for intellectual property rights, head office costs, service fee or other similar fees or compensation by any member of the Target Group to or for the account of or for the benefit of the Seller or any member of the Seller’s Group;

(B)                               any payments made or agreed to be made to or for the benefit of the Seller or any member of the Seller’s Group in respect of any share capital or loan capital or other security of any member of the Target Group that has been issued, redeemed, purchased or repaid, or any other return of capital or repayment of reserves (whether by reduction of capital or otherwise and whether in cash or in kind or otherwise);

(C)                               (i) any loan or any transaction in the nature of a loan made or agreed to be made from a Target Company to or for the benefit of the Seller or any member of the Seller’s Group or (ii) any other payment made or agreed to be made from a Target Company to or which benefits the Seller or any member of the Seller’s Group;

(D)                               the transfer or surrender of any interest in or the creation of, or agreement to create, any Encumbrance over any asset of  any Target Company in favour of, or on behalf of, or for the benefit of, the Seller or any member of the Seller’s Group;

(E)                                the assumption, indemnification, incurring, guaranteeing, securing or discharge of any liability by a Target Company for the benefit of the Seller or any member of the Seller’s Group;

(F)                                 any dividend or other distribution (whether in cash or in kind) of profits or assets that has been made, paid or declared (whether actual or deemed) by any member of the Target Group to or in favour of or for the benefit of the Seller or any member of the Seller’s Group;

(G)                               any fees, costs, expenses, or bonuses that have been paid or declared, or have been incurred, or to be paid or declared, by any member of the Target Group to or in favour of any person, in each case only to the extent arising as a direct result of the transactions contemplated by the Transaction Documents;

(H)                              the deferral, release, discount or waiver by any member of the Target Group of any amount, right, value, benefit or obligation owed to that member of the Target Group by the Seller or any member of the Seller’s Group;

(I)                                   any agreement or arrangement made or entered into by any Target Company to do or give effect to any of the matters referred to in clauses 4.3(A) to 4.3(H) above; and

(J)                                   any Tax that is paid or becomes payable at any time by any Target Company as a consequence of any of the matter referred to in (A) to (I).

4.4                               Notwithstanding anything to the contrary in this Agreement (other than clause 4.5):

(A)                               the Seller shall not be liable in respect of any Locked Box Claim unless written notice of such Locked Box Claim is given to the Seller (specifying, and providing evidence of, the nature of the Leakage and a reasonable estimate of the amount due from it) on or before the date that is 4 months after the Closing Date (the “Leakage Claim Expiry Date”);

(B)                               the maximum aggregate liability of the Seller under any and all Locked Box Claims shall not in any circumstances exceed the amount of Leakage actually received by the Seller or any member of the Seller’s Group or in respect of which they have benefited and the Buyer shall have no other remedy for any Leakage other than as set out in this clause 4; and

(C)                               the Seller shall not be liable under or in respect of a Locked Box Claim to the extent of any net quantifiable benefit to the Buyer’s Group or any Target Company arising directly from such Leakage (including without limitation where the amount (if any) by which taxation for which the Buyer’s Group or any Target Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter or is recoverable).

4.5                               Nothing in this clause 4 shall limit the liability of the Seller in respect of fraud by the Seller in relation to any Leakage.

4.6                               Any amount of Leakage payable by the Seller under this clause 4 (other than Notified Leakage which shall be deducted in accordance with clause 3.1) shall first be released and satisfied from the Leakage Escrow Account in accordance with the terms of clause 9, Schedule 7 and the Leakage Escrow Agreement.  If the funds in the Leakage Escrow Account are not sufficient to satisfy the amount of such Leakage, the Seller shall pay the balance to the Buyer in accordance with Schedule 7.

5.                                      CLOSING

5.1                               Closing shall take place at the offices of the Seller’s Solicitors at 21 Tudor Street, London EC4Y 0DJ, United Kingdom on the Closing Date.

5.2                               Closing shall take place in accordance with Schedule 5 and each Party shall on Closing perform all of the obligations which the provisions of Schedule 5 require it to perform.

5.3                               The Seller undertakes to use all reasonable endeavours to procure that the share certificates in respect of the Shares are delivered to the Buyer within 5 Business Days of the Closing Date.

6.                                      NO RIGHT OF RESCISSION

6.1                               Notwithstanding any breach of this Agreement or the provisions of any applicable laws or regulations, but save in the event of fraud, the Buyer agrees that, following the date of this Agreement, it will have no right (including any right under common law) to terminate or rescind this Agreement and will not be entitled to treat the Seller as having repudiated this Agreement.

6.2                               Save in respect of clause 13, the only remedy of the Buyer or any other member of the Buyer’s Group for or in respect of any Claim will be damages for breach of contract or, to the extent expressly provided in this Agreement, indemnification and the Buyer, for itself and on behalf of each other member of the Buyer’s Group, waives any other remedy that it might but for this clause have in respect of any Claim (whether in tort or otherwise), including under the Misrepresentation Act 1967.

7.                                      WARRANTIES

7.1                               The Seller warrants as at the date of this Agreement to the Buyer that each of the Warranties is true and accurate.

7.2                               Each of the Warranties is given independently from and shall not be limited by reference to any of the others of them nor anything else contained in the Transaction Documents, save as expressly provided otherwise.

7.3                               Save in the case of the fraud or wilful concealment of any Target Company or any of its officers or employees, the Seller irrevocably waives all claims which it may have against any Target Company or any of its officers or employees in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to the Seller to enable it to give any of the Warranties or to assume any of the obligations assumed or to be assumed by it under or pursuant to any of the Transaction Documents.

7.4                               The Buyer warrants to the Seller that:

(A)                               the Buyer is duly incorporated in the State of Delaware;

(B)                               the Buyer has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to be entered into by it and the provisions of this Agreement and each of such other Transaction Documents will, when executed, constitute valid and binding obligations on the Buyer, in accordance with their respective terms;

(C)                               the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and each of the other Transaction Documents to which it is a party will neither:

(1)                                 result in a breach of any provision of its memorandum or articles of association, bye laws or any similar constitutional document, order or judgment that applies to or binds it or any of its assets; nor

(2)                                 result in a material breach of any law, regulation, order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound;

(D)                               there are no:

(1)                                 judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting the Buyer;

(2)                                 law suits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer; or

(3)                                 investigations by any Governmental Entity which are pending or threatened against the Buyer,

and which, in any such case, will have a material adverse effect on the ability of the Buyer to execute and deliver, or perform, its obligations under this Agreement or any of the other Transaction Documents; and

(E)                                the Buyer has, as of the date of this Agreement, and will at the relevant time have, immediately available on an unconditional basis (subject only to Closing) the necessary cash resources to meet its obligations under this Agreement.

8.                                      LIMITATIONS

8.1                               The liability of the Seller for any Claim or any other claims under the Leakage Escrow Agreement shall be subject to the provisions of Schedule 4 (to the extent provided therein).

8.2                               Nothing in this Agreement or any Transaction Document (or in any Schedule or Exhibit hereto or thereto) shall operate to limit the liability of the Seller in respect of the Seller’s fraud or fraudulent misrepresentation.

9.                                      LEAKAGE ESCROW

9.1                               Following Closing, the Leakage Escrow Amount shall be held in the Leakage Escrow Account in accordance with the terms of this clause 9, clause 4.6, Schedule 7 and the Leakage Escrow Agreement.

9.2                               The Buyer and the Seller shall promptly provide such instructions to the Leakage Escrow Agent (where relevant in the form specified by the Leakage Escrow Agreement) and take all other actions in relation to the Leakage Escrow Account as are necessary to give effect to the provisions of this clause 9, clause 4.6 and Schedule 7 and shall procure that the Leakage Escrow Agent is not required to, and does not take, any action with respect to the Leakage Escrow Account except in accordance with the Leakage Escrow Agreement.

9.3                               No amount shall be released from the Leakage Escrow Account otherwise than in accordance with this clause 9, Schedule 7 and the Leakage Escrow Agreement.

9.4                               If there is any conflict between the provisions of this Agreement and the provisions of the Leakage Escrow Agreement, the Parties agree that, as between themselves, the provisions of this Agreement shall prevail.

9.5                               The Buyer and the Seller shall ensure that all rights to the Leakage Escrow Account remain free from any Encumbrance except as set out in this clause 9 or Schedule 7 or otherwise pursuant to this Agreement or the Leakage Escrow Agreement.

9.6                               The interest accrued on the Leakage Escrow Amount whilst in the Leakage Escrow Account shall be credited to the Leakage Escrow Account and shall be available to satisfy any Locked Box Claims.  If any funds remain in the Leakage Escrow Account after full satisfaction of the Seller’s obligation to pay the Buyer for any Leakage in accordance with the terms of this Agreement, such funds shall be paid to the Seller’s Bank Account in accordance with Schedule 7 and the Leakage Escrow Agreement.

10.                               FURTHER ASSURANCE

10.1                        The Buyer and the Seller (each at its own expense) shall do, execute and deliver any such further acts, documents and things as the other may from time to time reasonably require for the purpose of vesting the legal and beneficial ownership of the Shares in the Buyer.

10.2                        The Buyer will, and will procure that the Target Group will:

(A)                               retain and preserve all information, books, records, ledgers and binders (including information stored in electronic form) which are or may be relevant in connection with the Warranties or any Claim until the expiry of the period in which the Buyer is entitled to bring any such Claim; and

(B)                               if reasonably required for a bona fide purpose, give, or procure to be given, to the Seller and its respective agents reasonable access to such relevant information, books, records, ledgers, binders and employees of the Target Group during normal working hours and on reasonable notice.

10.3                        If in the period commencing on the Closing Date and expiring six months after the Closing Date the Buyer notifies the Seller in writing that it reasonably believes that the Seller or any member of the Seller’s Group owns any asset, right or property that: (1) was used wholly and exclusively in the business as carried on by the Target Group at the Closing Date (the “Relevant Business”) and which is reasonably required by the Target Group for the purpose of carrying on the Relevant Business after Closing in materially the same manner as it was conducted on Closing; (2) is not an enhancement to an existing technology or a new technology being piloted at Closing; and (3) is not licensed, provided or otherwise made available by any member of the Seller’s Group pursuant to the IP License Agreement, then the Seller shall procure that it or the relevant member of the Seller’s Group shall use all commercially reasonable endeavours to transfer title to such asset, right or property as soon as is reasonably practicable and for no or nominal consideration to such member of the Target Group as the Buyer may specify, subject always to the Seller receiving any required Third Party Consent and provided in each case that all reasonable costs associated with such transfer, including but not limited to seeking and obtaining any Third Party Consent, shall be paid by the Buyer.

10.4                        The Buyer and the Seller shall cooperate to ensure that a copy of the source code for the CAMS system utilised by the Target Group (the “CAMS Code”) is retained and owned by the Target Group and another copy of the CAMS Code is retained and owned by the Seller; provided that any data contained in the CAMS system that is used by the Target Group remains the sole and exclusive property of the Target Group and shall not be provided to or otherwise utilised by any member of the Seller’s Group.  After Closing, each Party shall have the full right and authority to use its copy of the CAMS Code in any manner it chooses with no restrictions from or reference to the other Party. Each Party shall execute all documents reasonably requested by the other Party to evidence ownership of the CAMS Code as contemplated by this clause.

10.5                        From and after Closing, the Buyer will ensure that IBU continues in the ordinary course of business to fulfill any floral wire orders that are received through the international clearinghouse (currently processed through Interflora, Inc.) for a delivery address in the United Kingdom or Ireland in a manner reasonably consistent with past practice. At any time after the third anniversary of Closing, the Buyer may terminate its commitment pursuant to this clause 10.5 by serving six months written notice on the Seller.

10.6                        For a period of six months from Closing, the Buyer will ensure that any floral wire orders sent by the Target Group for fulfilment in the United States and Canada continue to be routed through the international clearinghouse (currently processed through Interflora, Inc.) for fulfilment by the Seller’s Group. The Buyer shall be entitled to terminate its commitment pursuant to this clause 10.6 by written notice served on the Seller if (i) the Seller’s Group fails to fulfil such orders in a manner reasonably consistent with past practice or (ii) if the Seller is in material breach of its obligations under the TSA.

11.                               ASSIGNMENT

11.1                        Except for an assignment to an Affiliate or as otherwise expressly provided in this clause 11, neither Party shall assign, transfer, charge or otherwise deal with any of its rights under this Agreement or grant, declare, create or dispose of any right or interest in it, without the prior written consent of the other Party.

11.2                        All or any of the rights or benefits of or conferred on the Buyer under this Agreement (“Buyer Rights”) may, if the Buyer has given prior written notice of any such proposed assignment or charge to the Seller, be assigned or charged by way of security to or in favour of any lender(s) which has or have agreed to advance credit facilities to any member(s) of the Buyer’s Group to assist in the acquisition contemplated by this Agreement.

11.3                        This Agreement will be binding on and enure for the benefit of the successors and permitted assigns of the Parties.

11.4                        No assignee shall be entitled to receive under this Agreement any greater amount than that to which the assigning party would have been entitled.

12.                               ANNOUNCEMENTS

12.1                        Save in respect of statutory returns or matters required to be disclosed by law or to the United Kingdom Listing Authority or the London Stock Exchange or the Panel on Takeovers and Mergers or any other Governmental Entity or court of competent jurisdiction, no Party shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement by the other Party.

12.2                        No Party will release any announcement or despatch any circular or other public document relating to any of the Transaction Documents unless and until the form and content of such announcement or circular or other public document have been submitted to, and agreed by, the other Party PROVIDED THAT nothing in this clause 12.2 will prohibit any Party from making any announcement or despatching any circular or other public document as required by law or the rules of the United Kingdom Listing Authority or of any other Governmental

Entity or court of competent jurisdiction or from making an announcement to employees, customers or suppliers, in which cases the announcement will only be released or the circular or other public document despatched after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to the content of such announcement or circular or other public document.

12.3                        Without limiting the generality of clause 12.1 and 12.2, the Buyer shall not make any public statement (including statements to florists) within 180 days after the Closing that the acquisition of the Interflora business by the Buyer harmed the Seller.

13.                               CONFIDENTIALITY

13.1                        Each Party will treat, and will procure that each of its Affiliates will treat, as strictly confidential all information received or obtained by it as a result of entering into or performing its obligations under this Agreement or any of the other Transaction Documents which relates to:

(A)                               the provisions or the subject matter of this Agreement or any of the other Transaction Documents or any document referred to in any of them; or

(B)                               the negotiations relating to this Agreement or any of the other Transaction Documents or any document referred to in any of them.

13.2                        Notwithstanding clause 13.1, any Party may disclose information which would otherwise be confidential under the provisions of clause 13.1 if and to the extent that:

(A)                               the information is already in the public domain (other than as a result of a breach by a Party of its obligations under this Agreement or otherwise);

(B)                               the disclosure is required for the purposes of stamping, by the law of any relevant jurisdiction or for the purpose of any judicial proceedings or quasi-judicial proceedings;

(C)                               the disclosure is required by any Governmental Entity or court of competent jurisdiction to which any Party is subject or submits, wherever situated (including any securities exchange, the United Kingdom Listing Authority, the Land Registry and HMRC) and whether or not the requirement for information has the force of law;

(D)                               the information is disclosed on a strictly confidential, need-to-know basis to the directors, officers, employees, professional advisers, auditors and bankers of such Party and each Party hereby accepts that it is and remains responsible for any breach of this clause 13 by any disclosee;

(E)                                the Seller has given its prior written approval to the disclosure (in the case of disclosure by the Buyer) or the Buyer has given such prior written approval (in the case of disclosure by the Seller), as the case may be and each Party hereby accepts that it is and remains responsible for any breach of this clause 13 by any disclosee; or

(F)                                 it does so to an Affiliate of that Party PROVIDED THAT, notwithstanding such disclosure, the Party making such disclosure will remain fully and completely liable to each other Party in accordance with the provisions of clause 13.1, and each Party hereby accepts that it is and remains responsible for any breach of this clause 13 by any disclosee,

PROVIDED THAT any such information disclosed pursuant to clauses 13.2(B) or 13.2(C) will be disclosed only after consulting with the other Party and after providing it with a reasonable amount of time to seek a protective order if requested by that Party, as the case may be, unless such consultation with the other Party is prohibited by law or regulation.

14.                               NOTICES

14.1                        Without prejudice to any other method available for the giving of notice or to any acknowledgement by any Party that it has received the same, any notice or other communication to be given under this Agreement shall be in writing in English (notices sent by e-mail (but not by fax) shall be permitted) and shall be delivered or sent to:

(A)                               in the case of the Seller:

Address:                                                 FTD, Inc.

3113 Woodcreek Drive, Downers Grove, IL 60515 USA

E-mail:                                                        XXXXXXXX

Attention:                                         Scott Levin

with a copy to (which shall not constitute notice):

Address:                                                 Jones Day, 21 Tudor Street, London EC4Y 0DJ

E-mail:                                                        virani@jonesday.com

Attention:                                         Vica Irani

and with a further copy to (which shall not constitute notice):

Address:                                                 Jones Day, 77 West Wacker, Suite 3500, Chicago, Illinois 60601

E-mail:                                                        tfitzsimons@jonesday.com

Attention:                                         Timothy P. FitzSimons

(B)                               in the case of the Buyer:

Address:                                                 Teleflora UK Holdings Ltd.

11444 W. Olympic Blvd., Los Angeles, CA 90064 USA

E-mail:                                                        XXXXXXXX

Attention:                                         Jeff Bennett

with a copy to (which shall not constitute notice):

Address:                                                 The Wonderful Company LLC

11444 W. Olympic Blvd., Los Angeles, CA 90064 USA

E-mail:                                                        XXXXXXXX

Attention:                                         Craig B. Cooper

or, in the case of any Party, such other address or e-mail address as may be notified from time to time by that Party to the other Party in accordance with this clause 14.

14.2                        Any notice or other communication shall be valid if delivered by hand (which shall include delivery by internationally recognised courier) or sent by e-mail or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and:

(A)                               if delivered by hand, shall conclusively be deemed to have been given or served at the time of delivery if delivered on a Business Day or (if not so delivered) on the next following Business Day;

(B)                               if sent by e-mail, shall conclusively be deemed to have been given or served when sent (provided that no notification is received by the sender that the e-mail, once sent, is undeliverable or has not been delivered); and

(C)                               if sent by post in the manner described above, shall conclusively be deemed to have been received on the second Business Day after the posting of the same (or on the third Business Day if sent to or from an address outside the United Kingdom).

15.                               ENTIRE AGREEMENT

15.1                        The Parties confirm that this Agreement together with the other Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreements, representations, negotiations or understandings, whether oral or in writing, between the Parties with respect to such subject matter.

15.2                        The Buyer acknowledges and agrees (for itself and on behalf of each other member of the Buyer’s Group) with the Seller (on its own behalf and on behalf of each member of its Seller’s Group) that:

(A)                               in entering into this Agreement and the Transaction Documents, it has not relied and is not relying upon any representation, statement, assurance or warranty whether oral or written of any person (whether party to this Agreement or not) other than those expressly set out in this Agreement and the Transaction Documents; and

(B)                               without prejudice to any of the Warranties or anything else expressly set forth in this Agreement, neither the Seller, nor any other member of the Seller’s Group, nor any of their respective agents, directors, officers, employees or advisers, has given or made any representation or warranty as to the accuracy of the documents or other information in the Data Room or of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer on or prior to the date of this Agreement.

15.3                        Further, the Buyer acknowledges and agrees that the Seller (on its own behalf and on behalf of each member of its Seller’s Group) is entering into this Agreement in reliance upon the contractual promises made in clause 15.2 above.

15.4                        If and to the extent that any part of clause 15 should be held not to exclude reliance upon any representation, statement, assurance or warranty whether oral or written of any person (whether party to this agreement or not) other than those expressly set out in this Agreement and the Transaction Documents, the Buyer (for itself and on behalf of each other member of the Buyer’s Group) unconditionally and irrevocably waives any claim or remedy which it or they have in relation to any such representation.

15.5                        This clause 15 shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

16.                               GENERAL

16.1                        Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to clause 16.6, no amendment or variation of the terms of this Agreement will be effective unless it is made or confirmed in a written document signed by all of the Parties.

16.2                        The obligations and liabilities of a Party shall not be prejudiced, released or affected by any time, forbearance, indulgence, release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this clause 16.2) would operate to prejudice, release or affect any such obligations except an express written release by all the Parties to whom the relevant obligations and liabilities are owed or due.

16.3                        Any liability of a Party (“Party A”) or any Affiliate of Party A to any other Party (“Party B”) or any Affiliate of Party B and any right of Party B under this Agreement may, in whole or in part, be released, compounded or compromised, or time or indulgence may be given in respect of it, without in any way prejudicing or affecting Party B’s rights against Party A or any Affiliate of Party A in respect of any other liability under this Agreement.

16.4                        Any release, delay or waiver by any Party in favour of another of any (or any part of any of) its rights under this Agreement will only be binding if it is given in writing. Any binding release, delay or waiver will:

(A)                               be confined to the specific circumstances in which it is given; and

(B)                               not affect any other enforcement of the same right or the enforcement of any other right by or against any of the Parties.

16.5                        This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until all the Parties have executed at least one counterpart. All the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

16.6                        If any provision of this Agreement is void or unenforceable by reason of any provision of applicable law, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable. If no such modification is possible, it will be deleted and the remaining provisions of this Agreement will continue in full force and effect and, if necessary, be so amended as is necessary to give effect to the spirit of this Agreement so far as possible.

16.7                        Save as expressly set out in this Agreement, every payment payable under this Agreement by either Party will be made in full without any set off or counterclaim (other than as required by law) however arising and will be free and clear of, and without deduction of or withholding for or on account of, any amount. Neither Party shall be entitled to set off any amount or Claim or otherwise against the monies owed to the other Party, whether on Closing or at any time thereafter.

16.8                        So far as it remains to be performed, this Agreement will continue in full force and effect after Closing.

16.9                        If any sum due for payment under or in accordance with this Agreement is not paid on the Due Date, the Party in default shall pay interest at the Default Rate on that sum from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

16.10                 Except where expressly provided to the contrary, the rights and remedies reserved to any Party under any provision of this Agreement or any of the other Transaction Documents shall be in addition and without prejudice to any other rights or remedies available to such Party by statute, common law or otherwise.

16.11                 In relation to the Contracts (Rights of Third Parties) Act 1999:

(A)                               following Closing each member of the Target Group shall be entitled, with the prior written consent of the Buyer, to enforce the provisions of clause 4.2 of this Agreement in accordance with that Act but may not assign the benefit of their rights under it;

(B)                               save as described in clause 16.11(A), the Parties do not intend that any term of this Agreement is enforceable under that Act by a person who is not a Party; and

(C)                               the consent of any person who is not a Party shall not be required for the amendment or variation of this Agreement.

16.12                 The receipt by any Party of any amount due to any other Party’s Affiliates under this Agreement and any of the other Transaction Documents shall be a valid discharge to the Party making the payment which shall not be required to enquire into the application of that payment by the Party receiving it.

16.13                 Subject to clause 16.14, each Party shall pay its own costs and expenses in connection with the preparation and carrying into effect of this Agreement and the other Transaction Documents.

16.14                 The Buyer shall bear any stamp duty, stamp duty land tax, stamp duty reserve tax, real estate transfer tax, notarisation fees or other documentary or transaction taxes or duties, including any related interest or penalties, arising out of entry into and performance of this Agreement.

16.15                 Each Party acknowledges, after due and careful consideration, that:

(A)                               it is not entering into any of the Transaction Documents in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of FSMA) made by any other Party or such other Party’s professional advisers;

(B)                               except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigations and advice from its own professional advisers; and

(C)                               the other Parties are entering into this Agreement in reliance on the acknowledgements given in this clause 16.14.

17.                               GOVERNING LAW

17.1                        This Agreement will be governed by and construed in accordance with English law.

17.2                        Each Party irrevocably agrees that the Courts of England will have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising from it.

17.3                        Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

17.4                        Each Party agrees that, without preventing any other mode of service, any document in an action (including a claim form or any other document to be served under the Civil Procedure Rules) may be served on any Party by being delivered to or left for that Party at its address for service of notices under clause 14 and each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Party in advance in accordance with clause 14 of any change from time to time of the details of such address.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1

THE COMPANY

FTD UK Holdings Limited

1.	Date of incorporation:	4 July 2006

2.	Jurisdiction of incorporation:	England and Wales

3.	Registered number:	05866360

5.	Issued share capital:	26,000,002 ordinary shares of £1.00 each

6.	Shareholders:	FTD, Inc.

7.	Directors:	John Curzon Dunstan Rhys John Hughes

8.	Secretary:	John Curzon Dunstan

9.	Registered office:	Interflora House, Watergate, Sleaford, Lincolnshire, NG34 7TB

SCHEDULE 2

THE SUBSIDIARIES

Interflora Holdings Limited

1.	Date of incorporation:	15 November 2004

2.	Jurisdiction of incorporation:	England and Wales

3.	Registered number:	05286424

5.	Issued share capital:	3,982,540 A ordinary shares of £0.01 each 1,374,870 B ordinary shares of £0.10 each 1,228,394 C ordinary shares of £0.10 each 151,843 D ordinary shares of £0.10 each

6.	Shareholders:	FTD UK Holdings Limited

7.	Directors:	John Curzon Dunstan Rhys John Hughes

8.	Secretary:	John Curzon Dunstan

9.	Registered office:	Interflora House, Watergate, Sleaford, Lincolnshire, NG34 7TB

Interflora Group Limited

1.	Date of incorporation:	4 February 2005

2.	Jurisdiction of incorporation:	England and Wales

3.	Registered number:	05353312

5.	Issued share capital:	1,000 ordinary shares of £1.00 each

6.	Shareholders:	Interflora Holdings Limited

7.	Directors:	John Curzon Dunstan Rhys John Hughes

8.	Secretary:	John Curzon Dunstan

9.	Registered office:	Interflora House, Watergate, Sleaford, Lincolnshire, NG34 7TB

Interflora Investments Limited

1.	Date of incorporation:	3 February 2005

2.	Jurisdiction of incorporation:	England and Wales

3.	Registered number:	05351815

5.	Issued share capital:	2 ordinary shares of £1.00 each

6.	Shareholders:	Interflora Group Limited

7.	Directors:	John Curzon Dunstan Rhys John Hughes

8.	Secretary:	John Curzon Dunstan

9.	Registered office:	Interflora House, Watergate, Sleaford, Lincolnshire, NG34 7TB

Interflora British Unit

1.	Date of incorporation:	11 February 1935

2.	Jurisdiction of incorporation:	England and Wales

3.	Registered number:	00297087

5.	Issued share capital:	2 ordinary shares of £1.00 each

6.	Shareholders:	Interflora Group Limited (holding 1 ordinary share of £1.00) Interflora Investments Limited (holding 1 ordinary share of £1.00)

7.	Directors:	John Curzon Dunstan Rhys John Hughes

8.	Secretary:	John Curzon Dunstan

9.	Registered office:	Interflora House, Watergate, Sleaford, Lincolnshire, NG34 7TB

SCHEDULE 3

THE WARRANTIES

1.                                      THE SELLER

1.1                               The Seller is duly incorporated and validly existing under the laws of the State of Delaware.

1.2                               The Seller has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to be entered into by it and the provisions of this Agreement and each of such other Transaction Documents will, when executed, constitute valid and binding obligations on that Seller, in accordance with their respective terms.

1.3                               The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement and each of the other Transaction Documents to which it is a party will neither:

(A)                               result in a breach of any provision of its memorandum or articles of association, bye laws or any similar constitutional document, order or judgment that applies to or binds it or any of its assets; nor

(B)                               result in a material breach of any law, regulation, order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound.

1.4                               There are no:

(A)                               judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting any member of the Seller’s Group;

(B)                               law suits, actions or proceedings pending or, to the knowledge of the Seller, threatened against or affecting any member of the Seller’s Group; or

(C)                               investigations by any Governmental Entity which are pending or threatened in writing against any member of the Seller’s Group,

and which, in any such case, will have a material adverse effect on the ability of the Seller or the relevant member of the Seller’s Group to execute and deliver, or perform, its obligations under this Agreement or any of the other Transaction Documents.

2.                                      THE SHARES AND THE TARGET COMPANIES

2.1                               Each Target Company is validly incorporated in the jurisdiction of its incorporation.

2.2                               The Seller is the sole legal and beneficial owner of the Shares and has the full right, power and authority to sell and transfer all of those Shares with Full Title Guarantee to the Buyer pursuant to this Agreement.

2.3                               The Shares constitute the whole of the issued share capital of the Company.

2.4                               Every issued share in the capital of the Subsidiaries is legally and beneficially owned by a Target Company.

2.5                               No agreement or arrangement (other than this Agreement) exists pursuant to which any person has or may in the future have the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital in any Target Company.

2.6                               The information in respect of the Company set out in Schedule 1 is accurate in all material respects.

2.7                               The information in respect of the Subsidiaries set out in Schedule 2 is accurate in all material respects.

2.8                               Interflora British Unit owns:

(A)                               162,500 shares in I.S. Group; and

(B)                               33 1/3% of Interflora US.

2.9                               Save for the Subsidiaries and Interflora British Unit’s interest in I.S. Group and Interflora US, no Target Company has any subsidiaries or subsidiary undertakings.

SCHEDULE 4

LIMITATIONS

1.                                      TIME LIMITS

Subject to clause 4.4, neither Party shall be liable for any Claim unless the Party asserting the Claim gives written notice of such Claim to the other Party containing such details of such Claim, including its anticipated value, as such Party has available to it within 45 days after becoming aware of such Claim and, in any event in the case of any such Claim, before the expiry of 6 years following the Closing Date.

2.                                      WITHDRAWAL

Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it first have been commenced by both being issued and served within twelve months after notice has been given by the Buyer in accordance with paragraph 1 of this Schedule.

3.                                      THRESHOLDS

3.1                               Neither Party shall be liable for any Claim (other than a Locked Box Claim, a Claim for breach of a Warranty or a Claim for breach of any warranty set forth in clause 7.4) unless the amount of the liability pursuant to that Claim exceeds £50,000.

3.2                               Neither Party shall be liable for any Claim (other than a Locked Box Claim, a Claim for breach of a Warranty or a Claim for breach of any warranty set forth in clause 7.4) unless the aggregate amount of the liability of such Party for all Claims not excluded by paragraph 3.1 of this Schedule exceeds £500,000, in which case the Seller shall be liable for the excess of such Claims over £500,000.

4.                                      MAXIMUM LIABILITY

The aggregate amount of the liability of either Party for all Claims and other claims under the Leakage Escrow Agreement (but excluding any Claim for breach of a Warranty, any Locked Box Claim and any Claim for breach of any warranty set forth in clause 7.4), and all costs, fees and expenses incurred by the Party seeking to enforce its rights in relation to the same, shall not exceed £5,000,000.

5.                                      KNOWLEDGE

The Seller shall not be liable for a Claim (other than a Locked Box Claim) to the extent that the facts, matters, events or circumstances giving rise to such Claim are within the actual knowledge of the Buyer or any other member of the Buyer’s Group (after reasonable enquiry of its employees and advisers involved in the Transaction) at Closing.

6.                                      ACTS OR OMISSIONS OF THE BUYER

The Seller shall not be liable for a Claim (other than a Locked Box Claim or a Claim for breach of a Warranty) to the extent that it would not have arisen but for, or that the liability to which it relates has been increased by, any voluntary act, omission or transaction carried out on or after Closing by the Buyer, any other member of the Buyer’s Group or any Target Company (other than pursuant to a binding obligation or commitment in existence at Closing which was not entered into at the written direction or request of the Buyer).

7.                                      DUTY TO MITIGATE

The Buyer and each member of the Buyer’s Group shall, and shall procure that each Target Company shall, take all reasonable steps (whether by acting or omitting to act) to avoid or mitigate any Losses which give rise or might reasonably be expected to give rise to a claim for breach of any of the Warranties.

8.                                      TRANSACTION DOCUMENTS

8.1                               Neither Party shall be liable for any Claim (other than a Locked Box Claim or a Claim for breach of a Warranty) to the extent that it arises wholly or partly as a result of the transactions carried out pursuant to the Transaction Documents, including the sale of the Shares pursuant to this Agreement.

8.2                               Neither Party shall be liable for any Claim (other than a Locked Box Claim or a Claim for breach of a Warranty) if and only to the extent that it is attributable to or the amount of such Claim is increased as a result of any breach by the other Party or any of its Affiliates of any obligations assumed by it or them in any Transaction Document.

9.                                      CHANGES IN LAW, TAX RATES AND ACCOUNTING POLICY

The Seller shall not be liable for any Claim (other than a Locked Box Claim) to the extent that it is directly attributable to or the amount of such Claim is increased as a direct result of:

(A)                               any legislation not in force at the Locked Box Date;

(B)                               any change of, or change of interpretation of, any law, regulation, directive, requirement or administration practice which takes effect retroactively;

(C)                               any change in the rates of tax in force at the Locked Box Date; or

(D)                               any change in accounting policy or the accounting reference date of any Target Company after the Locked Box Date.

10.                               PROVISIONS

The Seller shall not be liable for any Claim (other than a Locked Box Claim pertaining to any transaction with or for the benefit of any member of the Seller’s Group) to the extent that provision, allowance, reserve or note is made in the Locked Box Accounts in respect of the liability to which such Claim relates.

11.                               NO DOUBLE RECOVERY

Neither Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss or breach or other set of circumstances which give rise to more than one Claim.

12.                               CONSEQUENTIAL LOSS

Neither Party shall be liable in respect of any Claim, to the extent that the Losses the subject of the Claim comprise:

(A)                               special, consequential or indirect losses;

(B)                               loss of profit, goodwill or possible business; or

(C)                               penalties, charges or interest arising directly or indirectly from any act, transaction or omission of the Party asserting the Claim or any Affiliate thereof after Closing.

13.                               LIMITATIONS TO BE ENFORCEABLE AGAINST THIRD PARTIES

If any person other than a Party hereto is entitled to bring any Claim against the other Party by virtue of the assignment of any benefit under the Agreement or otherwise, the Party against whom the Claim is made shall be entitled to rely on the provisions of this Schedule as if such claimant were the other Party.

14.                               EFFECT

The provisions of this Schedule apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect as a result of Closing or of any matter or event.

SCHEDULE 5

CLOSING

1.                                      On Closing the Seller shall:

(A)                               deliver to the Buyer:

(1)                                 a copy of a duly executed board resolution of the Seller authorising the execution and performance by the Seller of its obligations under this Agreement and each of the documents to be executed by the Seller pursuant to or in connection with this Agreement;

(2)                                 duly executed transfers in respect of the Shares in favour of the Buyer or the Buyer’s nominee(s);

(3)                                 a power of attorney in the Agreed Form executed by the Seller authorising the Buyer to exercise all voting and other rights attaching to the Shares until registration of the Buyer as the holder of the Shares (the “Shareholder Power of Attorney”);

(4)                                 save to the extent that they are kept at the Properties (or any of them) or are otherwise in the possession of the relevant Target Company, the certificate of incorporation, certificate(s) of incorporation on change of name, the common seal (if any), cheque books and all other statutory records of each Target Company made up to the Business Day immediately preceding the Closing Date provided that, to the extent that any of the foregoing is held in the United States, it shall be delivered to the Buyer no later than 5 Business Days after Closing;

(5)                                 save to the extent that they are kept at the Properties (or any of them) or are otherwise in the possession of the relevant Target Company, all of the financial and accounting records, the share certificates for each of the Subsidiaries, the insurance policies relating to the businesses of any Target Company, the title deeds and leases relating to the Properties, and all documents, files memoranda and other material papers relating to each Target Company, save those which the Seller is required to keep by law or regulation or which it requires for the purposes of any litigation or other court proceeding, provided that in the case the Seller is required to keep any such records for the purposes of any litigation or other court proceeding it shall deliver to the Buyer a copy of all such retained records if legally permissible and provided further that, to the extent that any of the foregoing is held in the United States, it shall be delivered to the Buyer no later than 5 Business Days after Closing;

(6)                                 the written resignations in the Agreed Form of Rhys John Hughes and John Curzon Dunstan as a director (and, if applicable, as secretary) of each Target Company, in each case to take effect on the Closing Date;

(7)                                 the Payoff Letter duly executed by the Seller; and

(8)                                 duly executed Security Release Documents;

(B)                               execute and deliver to the Buyer  in the Agreed Form the TSA, the IP License Agreement, the Leakage Escrow Agreement and those of the other Transaction Documents which are to be executed by the Seller;

(C)                               procure that a meeting of the board of directors of the Company and each other Target Company is held (or written board resolutions of the Company and each other Target Company are passed) at which the following business shall be transacted:

(1)                                 (in the case of the Company only) the transfer of the Shares shall be approved for registration and the entry of the Buyer into the register of members of the Company shall be approved, in each case subject only to the transfers being duly stamped; and

(2)                                 the resignations of Rhys John Hughes and John Curzon Dunstan as directors of and as the secretary of the Company or such Target Company (as applicable) shall be accepted with effect from Closing and such persons as the Buyer shall nominate shall be appointed in their place.

2.                                      The Buyer shall on Closing:

(A)                               execute and deliver to the Seller the TSA, the Leakage Escrow Agreement and those of the other Transaction Documents which are to be executed by the Buyer; and

(B)                               pay the amounts specified in clause 3.2 of this Agreement in immediately available funds by electronic transfer to the accounts specified in that clause; and

(C)                               deliver to the Seller a copy of a board resolution of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the documents to be executed by the Buyer pursuant to or in connection with this Agreement.

3.                                      The Buyer shall, following Closing, procure that IBU pays the transaction bonuses due to R. Hughes and J. Dunstan pursuant to and in accordance with the letters between IBU and R. Hughes and J. Dunstan respectively, dated May 31, 2019.

SCHEDULE 6

PERMITTED LEAKAGE

SCHEDULE 7

LEAKAGE ESCROW RELEASE PROVISIONS

1.                                      Definitions and Interpretation

1.1                               Words and expressions defined in clause 1.1 of this Agreement shall (unless specifically defined in this Schedule 7) have the same meanings when used in this Schedule 7 and all provisions of this Agreement concerning matters of construction or interpretation shall, for the avoidance of doubt, apply to this Schedule 7.

1.2                               In this Schedule 7, the following words and expressions shall have the following meanings:

“Determined” means, with respect to any Locked Box Claim, the earlier of:

(a)                                 the date on which the Seller delivers notice to the Buyer of acceptance of the Locked Box Claim;

(b)                                 the last day of the Review Period if the Seller has not notified the Buyer of an objection within such time; and

(c)                                  the date on which any disputes between the Parties are resolved in accordance with paragraph 2.1  or paragraph 2.2 below;

“Expert” means an internationally recognised firm of accountants with expertise in the subject matter of the dispute claim in respect of Leakage approved by both the Seller and the Buyer; provided that if the Parties cannot agree on an Expert within 15 Business Days of request for an Expert by either Party, then either Party shall be entitled to request the President for the time being of the Law Society of England and Wales to appoint the Expert and to agree his terms of appointment on behalf of the Parties;

“Outstanding Leakage Claim” means a Locked Box Claim that has been notified by the Buyer to the Seller in accordance with clause 4.4(A) and which on the Leakage Claim Expiry Date:

(a)                                 has not been agreed by the Seller and the Buyer;

(b)                                 has not been withdrawn by the Buyer; and

(c)                                  has not been decided by the Expert.

1.3                               For the purposes of this Schedule 7 any reference to “the money standing to the credit of the Leakage Escrow Account” (or any similar expression) shall be deemed to be a reference to the amount in such account at the relevant time after the addition of any accrued interest and the deduction of any accrued bank charges and any withholding by the bank on account of income tax.

2.                                      Dispute Resolution Procedure

2.1                               The Seller shall have thirty (30) days following delivery of notice by the Buyer of any Locked Box Claim (the “Review Period”) to review the Locked Box Claim and notify the Buyer of its acceptance thereof or of any objection thereto.  If the Seller notifies the Buyer of any objection to the Locked Box Claim during the Review Period, the Parties shall attempt to resolve the dispute in good faith.  Any disputes which are not resolved prior to the Leakage Claim Expiry Date shall be resolved by the dispute procedure set forth in paragraph 2.2 below

2.2                               If the Parties are unable to resolve any dispute over one or more Locked Box Claims prior to the Leakage Claim Expiry Date, the Parties shall submit all Outstanding Leakage Claims to the Expert.  The Seller and the Buyer shall each submit their determination of the amount of the Outstanding Leakage Claims (each, such Party’s “Claimed Amount”) and shall request that the Expert render its own determination of the Outstanding Leakage Claims within forty-five (45) days after its retention.  The Seller and the Buyer shall cooperate fully with the Expert so as to enable it to make such determination as quickly and as accurately as practicable. The Expert’s determination as to the amount of the Outstanding Leakage Claims shall be in writing and shall be conclusive and binding upon all of the Parties. The fees of the Expert shall be borne by the Party that submitted a Claimed Amount that was not as close (in absolute numbers) to the final amount of the Outstanding Leakage Claims determined by the Expert as the other Party’s Claimed Amount.

3.                                      Leakage Escrow Release

3.1                               If there is a Locked Box Claim that has been notified by the Buyer to the Seller in accordance with clause 4.4(A) and that is Determined on or before the Leakage Claim Expiry Date, then the Seller and the Buyer shall promptly deliver joint written instructions to the Leakage Escrow Agent to release to the Buyer the amount Determined to be payable to the Buyer in respect of that claim within 5 Business Days of being Determined.  If the money standing to the credit of the Leakage Escrow Account is not sufficient to cover any Locked Box Claim, the Seller shall pay the balance of the Locked Box Claim to the Buyer within 5 Business Days of such claim being Determined.

3.2                               Subject to paragraph 3.1, on the Leakage Claim Expiry Date the balance standing to the credit of the Leakage Escrow Account in excess of the amount of any Outstanding Leakage Claims shall be paid from the Leakage Escrow Account to the Seller’s Bank Account.

3.3                               With respect to any amounts retained in the Leakage Escrow Account in respect of any Outstanding Leakage Claim, upon resolution of any such Outstanding Leakage Claim, the Buyer and the Seller shall deliver joint written instructions to the Leakage Escrow Agent indicating the amount, if any, to be disbursed to the Buyer in respect of such claim and that the balance, if any, held in the Leakage Escrow Account in respect of such claim shall be disbursed to the Seller’s Bank Account.

3.4                               Where applicable, the rate of exchange for all Locked Box Claims paid out of the Leakage Escrow Account shall be the Exchange Rate.

SCHEDULE 8

LOCKED BOX ACCOUNTS

SIGNED by	/s/ Scott D. Levin	)	Scott Levin
for and on behalf of		)	President and CEO
FTD, INC.		)

SIGNED by	/s/ Craig B. Cooper	)	Craig B. Cooper
for and on behalf of		)	Director
TELEFLORA UK HOLDINGS LTD.

[Signature Page – Stock Purchase Agreement]